The Board of Directors

United Mobile Homes, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-117538) on Form S-8 and (No. 333-115030) on Form S-3D, of our report dated March 30, 2005,  relating to the consolidated balance sheet of United Mobile Homes, Inc. and subsidiaries (the Company) as of December 31, 2004 and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2004.

/s/ KPMG LLP

Short Hills, New Jersey

March 9, 2006